EXHIBIT 1 – JOINT FILING AGREEMENT

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other reporting person of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.01 par value, of HEIDRICK & STRUGGLES INTERNATIONAL, INC. and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 6th day of February, 2014.

WILLIAM J. NASGOVITZ		HEARTLAND ADVISORS, INC.

By:	/s/ PAUL T. BESTE	By:	/s/ PAUL T. BESTE
Paul T. Beste		Paul T. Beste
As Attorney in Fact for William J. Nasgovitz		Chief Operating Officer
(Pursuant to Power of Attorney previously filed)